Exhibit 99.2

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

Webcast of PMA Capital’s 2003 Annual Meeting of Shareholders

Philadelphia, PA, May 19, 2003 – PMA Capital Corporation (NASDAQ: PMACA) announced that it will provide real-time, listen only access to its 2003 Annual Meeting of Shareholders via webcasting. The annual meeting of PMA Capital’s shareholders will be held at approximately 9:00 a.m. Eastern Time on Wednesday, May 21, 2003 at The Pyramid Club, which is located in the Mellon Bank Building, 1735 Market Street, 52nd Floor, Philadelphia, PA.

Investors wishing information on how to access the webcast of the Annual Meeting should visit the Investor Information section of our website, www.pmacapital.com, or call our Investor Relations department at 215.665.5046. A replay of the Annual Meeting will also be available via webcast accessible through our website from approximately 12:00 p.m. Eastern Time on Wednesday, May 21st through 11:59 p.m. Eastern Time on Tuesday, May 27th.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group. For more information about PMA Capital and its specialty insurance businesses, please visit us on the Internet at www.pmacapital.com.